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                                                                     Exhibit 4.6

                               FOURTH AMENDMENT TO
                     COMMON STOCK PURCHASE WARRANT AGREEMENT

This Fourth Amendment to Common Stock Purchase Warrant Agreement, dated as of October X, 2001, is between MURDOCK COMMUNICATIONS CORPORATION, an Iowa corporation, (the "Company") and FIRSTAR BANK, N.A., as Warrant Agent and successor-in-interest to Firstar Trust Company (the "Warrant Agent").

                                    RECITALS

     A. The Warrant Agent and the Company are parties to a Common Stock Purchase Warrant Agreement dated as of October 21, 1996 (the "Agreement").

     B. The Warrant Agent and Company entered into a First Amendment to Warrant Agreement dated as of September 30, 1999, to, among other things, extend the "Warrant Expiration Date" to April 21, 2000, a Second Amendment to Warrant Agreement dated as of April 14, 2000, to extend the "Warrant Expiration Date" to October 21, 2000 and a Third Amendment to Warrant Agreement dated as of October 9, 2000, to extend the "Warrant Expiration Date" to October 21, 2001.

     C. The Company and Warrant Agent deem it desirable to amend the Agreement to extend the "Warrant Expiration Date" to October 21, 2002.

     D. Pursuant to Section 10 of the Agreement, the Company and the Warrant Agent may by supplemental agreement make any changes or corrections in the Agreement that they may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrant Certificates.

                                   AGREEMENTS

     In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, the Warrant Agent and Company hereby agree as follows:

     1. Amendment of Section 1 (i). The definition of "Warrant Expiration Date" is Section 1 (i) of the Agreement is hereby amended to read in its entirety as follows:

          "Warrant Expiration Date" shall mean 5 p.m. (Central Time) on October 21, 2002, or if such date shall in the State of Wisconsin be a holiday or a day on which banks are authorized to closed, then 5 p.m. (Central
          Time) on the next following day which in the State of Wisconsin is not a holiday or a day on which banks are authorized to close. Unless exercised during the Warrant Exercise Period, the Warrants will automatically expire. The Warrants may be called for redemption and the expiration date herefor accelerated, on the terms and conditions set forth in sections 4(b) and 4(c) of this Agreement. If so called for redemption, Warrant Certificate holders shall have a period of at least 30 days after the date of the call notice within which to exercise the Warrants. However, Warrant Certificate holders will receive the redemption price only if such certificates are surrendered to the Corporate Office with the redemption period (as defined below).

     2. Full Force and Effect. All remaining provisions of the Agreement, as previously amended, remain unchanged and in full force and effect.

     3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin. Section headings in this Amendment appear for convenience of reference only and shall not be used in any interpretation of this Amendment.

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     4.   Binding Effect. This Amendment shall be binding upon and insure to the benefit of the Company, the Warrant Agent and their respective successors and assigns, and the Registered Holders from time to time of Warrant Certificates or any of them. Nothing in this Amendment shall be construed to confer any right, remedy or claim upon any other person.

     5. Counterparts. This Amendment may be executed in counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the Warrant Agent and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           MURDOCK COMMUNICATIONS CORPORATION


                                           BY /s/ Paul C. Tunink
                                              ----------------------------------
                                                  Paul C. Tunink, Vice President


                                           FIRSTAR BANK, N.A.


                                           BY /s/
                                              ----------------------------------
                                                  Authorized Officer